                                MERGER AGREEMENT

                                     AMONG

                       PRODUCTION RESOURCE GROUP, L.L.C.,

                           PRG ACQUISITION II CORP.,

           RAYMOND E. ANDREWS, DONALD R. BENDICKSON, JAMES D. BUCHER,

          WILLIAM R. DIRCKS, MICHAEL A. MAHER AND THOMAS J. VAN HERCKE

                              AS STOCKHOLDERS, AND

             HAAS MULTIPLES ENVIRONMENTAL MARKETING & DESIGN, INC.







                                November 25, 1998

                               TABLE OF CONTENTS

RECITALS..........................................................................................................1

ARTICLE I  PLAN OF MERGER.........................................................................................1
1.1   The Merger..................................................................................................1
1.2   Articles of Incorporation and By-laws of Surviving Corporation..............................................2
1.3   Effect of Merger............................................................................................2
1.4   Manner of Conversion........................................................................................3
1.5   Release of Escrow Amount; Purchase Price Adjustment.........................................................4
1.6   Closing Obligations.........................................................................................8
1.7   The Closing.................................................................................................9
1.8   Agreement with Thomas Van Hercke...........................................................................10
1.9   Repayment of Notes by Haas.................................................................................10
1.10 Payment of Haas Bank Debt...................................................................................10
1.11 Section 338(h)(10) Election.................................................................................10
1.12 Use of Name.................................................................................................10

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.......................................................10
2.1   Organization and Good Standing.............................................................................10
2.2   Authority; No Conflict.....................................................................................11
2.3   No Options.................................................................................................13
2.4   Capitalization; Title......................................................................................13
2.5   Financial Statements.......................................................................................14
2.6   Books and Records..........................................................................................14
2.7   Title to Properties; Encumbrances..........................................................................15
2.8   Condition and Sufficiency of Assets........................................................................16
2.9   Accounts Receivable........................................................................................18
2.10 Inventory...................................................................................................18
2.11 No Undisclosed Liabilities..................................................................................18
2.12 Taxes.......................................................................................................19
2.13 No Material Adverse Change..................................................................................20
2.14 Employee Benefits...........................................................................................20
2.15 Compliance with Legal Requirements; Governmental Authorizations.............................................22
2.16 Legal Proceedings; Orders...................................................................................24
2.17 Absence of Certain Changes and Events.......................................................................25
2.18 Contracts; No Defaults......................................................................................27
2.19 Insurance...................................................................................................30
2.20 Environmental Matters.......................................................................................32
2.21 Employees...................................................................................................34
2.22 Labor Relations; Compliance.................................................................................34
2.23 Intellectual Property.......................................................................................35
2.24 Certain Payments............................................................................................36

2.25 Additional Information......................................................................................37
2.26 Availability of Documents...................................................................................37
2.27 Disclosure..................................................................................................37
2.28 Relationships with Related Persons..........................................................................37
2.29 Brokers or Finders..........................................................................................38
2.30 Powers of Attorney..........................................................................................38
2.31 Guaranties..................................................................................................38
2.32 SEC Filings.................................................................................................38

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PRG AND PRG II....................................................39
3.1   Organization and Good Standing.............................................................................39
3.2   Authority; No Conflict.....................................................................................39
3.3   Certain Proceedings........................................................................................40
3.4   Brokers or Finders.........................................................................................40
3.5   Investment Purpose.........................................................................................40
3.6   Completion of Due Diligence................................................................................40

ARTICLE IV  COVENANTS OF STOCKHOLDERS AND HAAS PRIOR TO CLOSING DATE.............................................40
4.1   Access and Investigation...................................................................................40
4.2   Operation of the Businesses of Haas........................................................................41
4.3   Required Approvals.........................................................................................42
4.4   Notification...............................................................................................42
4.5   No Negotiation.............................................................................................43
4.6   Cooperation with Respect to Financing......................................................................43

ARTICLE V  COVENANTS OF PRG AND PRG II PRIOR TO CLOSING DATE.....................................................44
5.1   Approvals of Third Parties.................................................................................44
5.2   Cooperation with Respect to Personal Guarantees............................................................44
5.3   Confidentiality and Non-Disclosure Agreement...............................................................44

ARTICLE VI  CONDITIONS PRECEDENT TO PRG'S AND PRG II'S OBLIGATION TO CLOSE.......................................44
6.1   Accuracy of Representations................................................................................44
6.2   Stockholders' and Haas' Performance........................................................................44
6.3   Consents...................................................................................................45
6.4   No Proceedings.............................................................................................45
6.5   No Claim Regarding Share Ownership or Sale Proceeds........................................................45
6.6   No Prohibition.............................................................................................45
6.7   Haas Financial Condition; No Material Adverse Change.......................................................45

ARTICLE VII  CONDITIONS PRECEDENT TO STOCKHOLDERS' OBLIGATION TO CLOSE...........................................46

7.1   Accuracy of Representation.................................................................................46
7.2   PRG's and PRG II's Performance.............................................................................46
7.3   Consents...................................................................................................46
7.4   No Proceedings.............................................................................................46
7.5   Stockholders' Guarantees...................................................................................46

ARTICLE VIII  (Section intentionally left blank).................................................................47

ARTICLE IX  TERMINATION..........................................................................................47
9.1   Termination Events.........................................................................................47
9.2   Effect of Termination......................................................................................47

ARTICLE X  INDEMNIFICATION; REMEDIES.............................................................................48
10.1   Survival; Right to Indemnification Not Affected By Knowledge..............................................48
10.2   Indemnification and Payment of Damages by Stockholders....................................................48
10.3   Indemnification and Payment of Damages by Stockholders-
          Environmental Matters and Taxes........................................................................49
10.4   Limitation of Indemnity; Insurance Proceeds...............................................................50
10.5   Indemnification and Payment of Damages by PRG.............................................................51
10.6   Time Limitations..........................................................................................52
10.7   Procedure for Indemnification--Third Party Claims.........................................................52
10.8   Procedure for Indemnification--Other Claims...............................................................54
10.9   Payment...................................................................................................54
10.10 Consent to Jurisdiction....................................................................................54

ARTICLE XI  DEFINITIONS..........................................................................................55

ARTICLE XII  POST-CLOSING COVENANTS..............................................................................61
12.1   Stockholders' Covenant Not to Compete.....................................................................61
12.2   Exceptions to Stockholders' Covenants.....................................................................62
12.3   PRG and Haas Covenant Not to Compete......................................................................63
12.4   Injunctive Relief.........................................................................................63
12.5   [Intentionally Omitted]...................................................................................64
12.6   Payment of Management Bonuses.............................................................................64
12.7   Guarantee of Accounts Receivable..........................................................................64

ARTICLE XIII  GENERAL PROVISIONS.................................................................................65
13.1   Expenses..................................................................................................65
13.2   Public Announcements......................................................................................65
13.3   Confidentiality...........................................................................................65
13.4   Notices...................................................................................................66
13.5   Further Assurances........................................................................................68
13.6   Waiver....................................................................................................68

13.7  Entire Agreement and Modification..........................................................................68
13.9  Severability...............................................................................................69
13.10 Section Headings, Construction.............................................................................69
13.11 Governing Law..............................................................................................69
13.12 Counterparts...............................................................................................70

                                MERGER AGREEMENT
     MERGER AGREEMENT (the "Agreement"), dated November 25, 1998, by and among PRODUCTION RESOURCE GROUP, L.L.C., a Delaware limited liability company ("PRG"), PRG ACQUISITION II CORP., a Delaware corporation ("PRG II"), RAYMOND E. ANDREWS, DONALD R. BENDICKSON, JAMES D. BUCHER, WILLIAM R. DIRCKS, MICHAEL A. MAHER and THOMAS J. VAN HERCKE (collectively, the "Stockholders"), and HAAS MULTIPLES ENVIRONMENTAL MARKETING & DESIGN, INC., a Minnesota corporation (AHaas").


                                    RECITALS
          A. Haas is engaged in the business of designing, manufacturing and installing customized selling environments and providing other event, exhibit and trade show services. Such business operations of Haas have been carried on under the name of Haas. Haas has a principal place of business located at 7125 Sandburg Road, Golden Valley, Minnesota. Stockholders are the sole owners, of record and beneficially, of all of the issued and outstanding shares of capital stock of Haas.

          B. PRG is engaged in business as an integrated provider of goods and services in a variety of related markets, including production management, theatrical rental, scenery, rigging, supply of physical production elements (including lighting, scenery, sound and costumes), promotion, themed attractions, Broadway and touring shows, special events and exhibits and film and television production.

          C. PRG II is a wholly owned subsidiary of PRG. D. The parties to this Agreement have agreed to merge
PRG II with and into Haas, upon and in accordance with the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                 PLAN OF MERGER

          1.1 The Merger. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), PRG II shall be merged with and into Haas (the "Merger") and the separate existence of PRG II shall cease, all in accordance with the provision of the law of of the State of Minnesota. Haas shall be the surviving corporation in the Merger and is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall become effective at such time (the "Effective Time") as articles of merger, in a form appropriate for filing, are filed with the Secretary of State (or other appropriate authority) of the State of Minnesota (the "Merger Filing"). The Merger Filing shall be made in Minnesota and Delaware on the Closing Date.

          1.2 Articles of Incorporation and By-laws of Surviving Corporation. At the Effective Time, the Articles of Incorporation and By-laws of Haas then in effect shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

          1.3 Effec of Merger. At the Effective Time, the effect of the Merger shall be as provided in the law of the State of Minnesota. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Haas shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of PRG II shall be merged with and into Haas, and Haas, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of PRG II shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to Haas or PRG II shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Haas and PRG II; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in Haas or PRG II, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of Haas and PRG II and any claim existing, or action or proceeding pending, by or against Haas or PRG II may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of Haas or PRG II shall be impaired by the Merger, and all debts, liabilities and duties of Haas and PRG II shall attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

          1.4 Manner of Conversion. The manner of converting the shares of (i) outstanding capital stock of Haas ("Haas Stock"), and (ii) outstanding capital stock of PRG II ("PRG II Stock") shall be as follows:

          As of the Effective Time:
          (a) Each share of Haas Stock issued and outstanding immediately prior to the Effective Time, and each of the Option Shares (on an "as-exercised basis" pursuant to which the Van Hercke Option shall be deemed exercised by Thomas J. Van Hercke), by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right to receive its pro rata interest in the aggregate sum of Seven Million Dollars ($7,000,000), including its pro rata interest in the Escrow Amount, subject to the provisions of Section 1.5 hereof, payable as follows:

               (i) by payment of the sum of $6,472,500 at the Closing (the "Closing Cash Payment"). The Closing Cash Payment shall be divided and paid by to the Stockholders by wire transfer of immediately available funds to the bank accounts designated, respectively, by the Stockholders, in writing, at least three (3) days prior to the Closing Date. The portion of the Closing Cash Payment paid to each Stockholder shall be a percentage equal to the percentage of the Haas Shares held by such Stockholder on the Closing Date; and

               (ii) by placing the sum of $527,500 (the "Escrow Amount"), in escrow with the Escrow Agent at the Closing pursuant to the terms and conditions of Section 1.5 below.

          (b) All shares of Haas Stock, if any, that are held by Haas as treasury stock shall be canceled and retired, and no consideration shall be delivered or paid in exchange therefor; and

          (c) Each share of PRG II Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of PRG, automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation, and shall be owned by PRG, immediately after the Effective Time.

          1.5    Release of Escrow Amount; Purchase Price Adjustment.

               (a) The Escrow Amount shall be held in escrow by the Escrow Agent, in an interest bearing account reasonably satisfactory to Stockholders, and distributed in accordance with the provisions of this Section 1.5.

               (b) On or before February 28, 1999, Stockholders shall at PRG's cost and expense, (i) cause management of Haas or Davich, Wilson, Morrow & Associates, P.A. (each, an "Auditor") to deliver to PRG and Stockholders a balance sheet of Haas as at December 31, 1998 and income statement for the year then ended (the "Financial Statement"), prepared in accordance with GAAP applied consistently with prior financial statements of Haas (which shall be audited if requested by PRG or Stockholders), and (ii) deliver to Stockholders, PRG and the Escrow Agent a certificate setting forth the Auditor's calculation of Haas's earnings before interest and taxes ("EBIT") for the year then ended (the "Auditor's Certificate"). The calculation of EBIT shall take into account all management bonuses paid or payable with respect to the year ended December 31, 1998 (the "Management Bonuses). Haas shall make, or cause to be made, available to Stockholders all Haas internal and Auditor work papers and other supporting documentation provided or reasonably available to Haas and related to the preparation of the Financial Statement. Notwithstanding anything contained herein, in the event that PRG makes any changes in operations, personnel, location, management or financial accounting of Haas during the period from the Closing Date through December 31, 1998, EBIT shall be adjusted by the Auditor as if such changes had not been made. In addition, EBIT shall be increased by the amount of any compensation or similar charge resulting from the exercise of the Van Hercke Option.

               (c) Unless PRG gives Stockholders and the Escrow Agent written notice of its objection to the Auditor's calculation of EBIT ("Notice of Objection"), which notice shall include the basis of PRG's objection in reasonable detail and shall set forth PRG's calculation of EBIT based on such objection (the "PRG EBIT Proposal"), within twenty (20) business days after receiving the Financial Statement and the Auditor's Certificate (the "Objection Period"), the Financial Statement and the Auditor's calculation of EBIT set forth in the Auditor's Certificate shall be final, conclusive and binding on the parties to this Agreement.

               (d) If PRG delivers a Notice of Objection within the Objection Period, PRG and Stockholders shall use reasonable efforts to resolve all disputes. If PRG and Stockholders are not able to resolve all disputes set forth in the Notice of Objection within 10 days after PRG's delivery of the Notice of Objection, the remaining disputed items shall be submitted for final resolution to a mutually agreeable accounting firm of national reputation (the "Independent Accountants"). Prior to final selection of the Independent Accountants, each of the parties shall disclose any relationship such party has, or within the previous three (3) years had, with such Independent Accountants. In submitting the dispute to the Independent Accountants, each of the parties shall concurrently furnish, at its own expense, to the Independent Accountants and the other parties such documents and information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other party either being present or receiving a concurrent copy of such written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between PRG and the Stockholders, at which conference each party shall have the right to
          (i) present its documents, materials and other evidence (as previously provided to the Independent Accountants and the other parties) and
          (ii) to have present its or their advisors, accountants and/or counsel. After affording Stockholders and Stockholders' representatives and PRG and PRG's representatives the opportunity to present their positions as set forth above, the Independent Accountants shall prepare a written report resolving all disputed items (the "Independent Accountants' Report") within 30 calendar days after the Independent Accountants' engagement letter. Such resolution by the Independent Accountants shall be final, conclusive and binding upon the parties to this Agreement and shall be reflected in any necessary revisions to the Financial Statement and the calculation of EBIT. Stockholders and PRG shall direct the Independent Accountants to deliver a copy of the Independent Accountants Report directly to the Escrow Agent. The Independent Accountants' calculation of EBIT shall not exceed the EBIT as determined by the Auditor nor be less than the EBIT set forth in the PRG EBIT Proposal. Except for the services to be performed by the Independent Accountants under this paragraph, none of the parties may hire, contract or solicit the services of the Independent Accountants or engage in any conduct with the Independent Accountants that could reasonably by expected to compromise the Independent Accountants' objectivity and independence. One-half of the fees, costs and expenses of the Independent Accountants shall be paid by Stockholders and one-half of such fees, costs and expenses shall be paid by PRG.

               (e) If EBIT (as finally determined pursuant to this Section 1.5) is equal to or greater than One Million Nine Hundred Sixty Thousand Dollars ($1,960,000) (the "Target Amount"), the parties shall take all necessary action to ensure that the entire Escrow Amount, and all accrued interest thereon, is promptly paid by the Escrow Agent to Stockholders.

               (f) If EBIT (as finally determined pursuant to this Section 1.5) is less than the Target Amount but equal to or greater than One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Floor Amount"), the Escrow Amount, and accrued interest thereon, shall be distributed by the Escrow Agent as follows:

          Amount of EBIT               Distribution
          --------------               ------------
          $1,900,000 - $1,959,999.99   Seventy-five percent (75%) of the
                                       Escrow Amount plus seventy-five percent
                                       (75%) of accrued interest to
                                       Stockholders; balance of Escrow Amount
                                       and accrued interest to PRG

          $1,800,000 - $1,899,999.99   Fifty percent (50%) of the Escrow
                                       Amount plus fifty percent (50%) of
                                       accrued interest to Stockholders;
                                       balance of Escrow Amount and accrued
                                       interest to PRG


          $1,700,000 - $1,799,999.99   Twenty-Five percent (25%) of the Escrow
                                       Amount plus twenty- five percent (25%)
                                       of accrued interest to Stockholders;
                                       balance of Escrow Amount and accrued
                                       interest to PRG

               (g) If EBIT (as finally determined pursuant to this Section 1.5) is less than the Floor Amount, the entire Escrow Amount, and all accrued interest thereon, shall be paid by the Escrow Agent to PRG.

               (h) The parties expressly agree that in the event that the EBIT set forth in the PRG EBIT Proposal is equal to or greater than the Floor Amount, Stockholders shall be entitled to receive, at the time of delivery of the PRG EBIT Proposal and without waiting for final determination of EBIT by the Independent Accountants, that portion of the Escrow Amount that they would be entitled to receive if EBIT as finally determined was equal to the PRG EBIT Proposal.

               (i) All costs of the Escrow Agent will be the responsibility of PRG.

               (j) All decisions and actions of the Stockholders under this
          Section 1.5 shall be made and/or taken by those Stockholders holding, in the aggregate, a majority of the outstanding shares of Haas Stock on the Closing Date.

          1.6 Closing Obligations. At the Closing:

          (a) The Stockholders will deliver to PRG:

               (i) certificates representing the Haas Shares together with undated stock powers duly executed in blank by Stockholders in respect of the Haas Shares;

               (ii) the share register, transfer records and minute books of Haas complete in all material respects and up to date (but not to include the events occurring at or immediately prior to the Closing) and its certificate of incorporation, bylaws, and corporate seals (if any);

               (iii) a certificate executed by the chief executive officer of Haas and each Seller representing and warranting to PRG that each of Haas' and Stockholders' representations and warranties in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Stockholders to PRG prior to the Closing Date in accordance with Section 4.5);

               (iv) an opinion of Briggs and Morgan, P.A., dated the Closing Date, in form and substance reasonably satisfactory to PRG and its counsel;

               (v) good standing certificates issued by the Secretary of the State of Minnesota and each other state in which Haas is qualified to conduct business dated within seven (7) days of the closing date;

               (vi) a copy of the articles of incorporation of Haas certified by the Secretary of State of Minnesota;

               (vii) resignations of such directors and officers of Haas as may be requested by PRG;

               (viii) an Escrow Agreement executed by Stockholders and the Escrow Agent;

               (ix) terminations of all existing buy/sell agreements, control agreements, and voting agreements; and

               (x) such other documents as PRG may reasonably request for the purpose of (a) evidencing the accuracy of any representations and warranties of Haas or Stockholders, (b) evidencing the performance by Haas or Stockholders of, or the compliance by Haas or Stockholders with, any covenant or obligation required to be performed or complied with by Haas or Stockholders, (c) evidencing the satisfaction of any condition referred to herein or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

          (b) PRG shall deliver to the Stockholders:

               (i) wire transfers of immediately available funds to accounts designated by the respective Stockholders in an aggregate amount equal to the Closing Cash Payment in accordance with each Seller's pro rata ownership of the Haas Shares;

               (ii) an opinion of Pepe & Hazard LLP, dated the Closing Date, in form and substance reasonably satisfactory to Stockholders and their counsel.

               (iii) a certificate stating that, based on written materials supplied to PRG by Haas and/or Stockholders and the actual knowledge of PRG and PRG II, PRG and PRG II have no actual knowledge or reason to believe that Stockholders or Haas have breached any warranty, representation or covenant contained herein.

               (iv) an Escrow Agreement executed by PRG and the Escrow Agent;
          and

               (v) copies of riders to PRG's D&O insurance coverage which riders include coverage of Haas' existing (as of the day prior to the Closing
          Date) directors and officers.

               (c) PRG shall deliver the Escrow Amount and the Escrow Agreement to the Escrow Agent by certified or cashiers check or wire transfer of immediately available funds to the account designated by the Escrow Agent.

               (d) PRG and Thomas Van Hercke shall execute the Van Hercke Employment Agreement.

          1.7 The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at 10:00 A.M., local time, on November 30, 1998 or such other date as may be mutually agreed upon in writing by PRG and Stockholders. The date of the Closing is sometimes herein referred to as the "Closing Date." The Closing shall take place at such location as the parties shall mutually agree.

          1.8 Agreement with Thomas Van Hercke. At the Closing, PRG shall enter into an employment agreement with Thomas J. Van Hercke (the "Van Hercke Employment Agreement"), in form and substance reasonably satisfactory to PRG and Thomas J. Van Hercke.

          1.9. Repayment of Notes by Haas. At the Closing, Haas shall repay the shareholder loans described on Exhibit A attached hereto, in full.

          1.10 Payment of Haas Bank Debt. At the Closing, the indebtedness of Haas to Union Bank and Trust, Minneapolis, Minnesota shall be paid by PRG. Haas and Stockholders specifically agree that the total amount of such indebtedness on the Closing Date shall not exceed $50,000 or, if the Closing occurs after November 30, 1998, such other amount as may be borrowed by Haas with the consent of PRG, which consent shall not be unreasonably withheld.

          1.11 Section 338(h)(10) Election. An IRC Section 338(h)(10) election will not be made in connection with this Agreement and the transaction hereunder.

         1.12 Use of Name. Stockholders shall not use the name Haas Multiples Environmental Marketing & Design, Inc. or any derivative thereof in any way whatsoever at any time following the Closing.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

          Stockholders represent and warrant to PRG that, except as otherwise provided in the Disclosure Schedule attached hereto:

          2.1  Organization and Good Standing.

          (a) Part 2.1 of the Disclosure Schedule contains a complete and accurate list for Haas of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder and the number and class of shares held by each). Haas is a company duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to conduct its business as it is now being conducted, to own and/or use the properties and assets that it purports to own or use and to perform all of its obligations under the Applicable Contracts. Haas is duly qualified to do business as a foreign company and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to qualify would not cause a Material Adverse Change.

          (b) Stockholders have delivered to PRG true and correct copies of the

Organizational Documents of Haas, as currently in effect.

          (c) Stockholders have delivered to PRG a list of the current officers and directors of Haas.

          2.2  Authority; No Conflict.

          (a) Upon the execution and delivery by Haas Stockholders of this Agreement and the other documents entered into in connection with the acquisition contemplated hereby (collectively, the "Stockholders' Closing Documents"), the Stockholders' Closing Documents will constitute the legal, valid and binding obligations of Haas and Stockholders as the case may be, enforceable against Stockholders and Haas in accordance with their respective terms except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles. Haas and Stockholders have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Stockholders' Closing Documents and to perform their respective obligations under this Agreement and the Stockholders' Closing Documents.

          (b) Except as set forth in Part 2.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Haas or (B) any resolution adopted by the board of directors or the shareholders of Haas;

               (ii) contravene, conflict with or result in a violation of, or, to the Knowledge of Stockholders and Haas, give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Haas, Stockholders, or any of the assets owned or used by Haas or Stockholders may be subject;

               (iii) to the Knowledge of Stockholders and Haas, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Haas or that otherwise relates to the business of, or any of the assets owned or used by, Haas or Stockholders;

               (iv) cause PRG, solely as a result of its acquisition of Haas pursuant to this Agreement or Haas to become subject to, or to become liable for the payment of, any transfer or similar Tax;

               (v) cause any of the assets owned by Haas to be reassessed or revalued by any taxing authority or other Governmental Body;

               (vi) violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Haas or Stockholders is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Haas or Stockholders or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which Haas or Stockholders is a party, by which Haas or Stockholders may have rights or by which any of the assets owned by Haas may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Haas or Stockholders thereunder.

               (vii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; or

               (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Haas.

Except as set forth in Part 2.2 of the Disclosure Schedule, Stockholders and Haas are not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

          2.3 No Options. Except as set forth in Part 2.3 of the Disclosure Schedule, there are no existing agreements, options, commitments, or rights with, of or to any Person to acquire any of Haas' assets, properties or rights or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice.

          2.4  Capitalization; Title.

          (a) The authorized equity securities of Haas consist of 1,000,000 shares of common stock, par value $.01 per share, of which 10,000 shares (the "Shares") are issued and outstanding. The Shares constitute all of the issued and outstanding equity securities of Haas as of the date of this Agreement. Thomas J. Van Hercke has an option (the "Van Hercke Option") to acquire 400 additional shares of common stock of Haas (the "Option Shares") upon a change in control of the ownership of Haas. The Stockholders are and will be on the Closing Date the record and beneficial owners and holders of all of the issued and outstanding Shares, free and clear of all Encumbrances. Upon consummation of the Merger as contemplated hereby, PRG will own all of the outstanding capital stock of Haas, free and clear of all Encumbrances and no other equity or other securities of Haas will be outstanding. Except as set forth in Part 2.4 of the Disclosure Schedule, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Haas. All of the outstanding equity securities of Haas have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 2.4 of the Disclosure Schedule, there are no executory Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Haas. Without limiting the foregoing, there are no outstanding stock powers, powers of attorney or other similar delegations of authority or instrument of transfer relating to any of the Haas Shares.

          (b) Except as set forth in Part 2.4(b) of the Disclosure Schedule, Haas does not have any ownership interest in any other corporation, partnership, joint venture, limited liability company, trust or other entity. Except as set forth on part 2.4(b) of the Disclosure Schedule, none of the Stockholders have an ownership interest in any other corporation, partnership, joint venture, limited liability company, trust or other entity that is a customer or supplier of Haas or competes with Haas except for interests of not more than five percent (5%) in any publicly traded corporation whose stock is traded on a recognized national securities exchange.

          2.5  Financial Statements.

Stockholders have delivered to PRG: (a) audited balance sheet of Haas as of December 31, 1997 (the "December 31 Balance Sheet"), and the related unaudited statements of income, retained earnings, and cash flow for the fiscal year then ended, and (b) unaudited internal balance sheet of Haas as of September 30, 1998 and related unaudited internal income statement (the "September 1998 Financial Statements"). The December 31 Balance Sheet fairly presents the financial condition of Haas as at December 31, 1997 in accordance with GAAP, consistently applied. The September 1998 Financial Statements are interim period statements and may not include all year-end accruals, and such internal financial statements do not contain footnotes. The September 1998 Financial Statements fairly present the financial condition and results of operations, subject to the noted exceptions, as at the date thereof and for the period covered thereby. No financial statements of any Person other than Haas are required by GAAP to be included in the financial statements of Haas.

         2.6 Books and Records. The books of account, minute books, stock record books and other records of Haas, all of which have been made available to PRG, are complete and correct in all material respects and have been maintained in accordance with sound business practices and Legal Requirements. The minute books of Haas contain materially accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of Haas, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Haas.

         2.7 Title to Properties; Encumbrances. Haas does not own any fee interest in any real property. Part 2.7 of the Disclosure Schedule contains a complete and accurate list of all real property, including leaseholds or other interests therein, held by or utilized by Haas. Stockholders have delivered or made available to PRG copies of the leases and other instruments (whether or not recorded) by which Haas acquired such interests. Except for (i) items listed on Part 2.7 of the Disclosure Schedule, (ii) personal items of immaterial value, and (iii) property owned by customers of Haas, Haas owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that are located at any of the Facilities and/or are reflected as owned in the books and records of Haas, including all of the properties and assets reflected in the December 31 Balance Sheet (except for assets held under capitalized leases disclosed in Part 2.7 of the Disclosure Schedule and personal property sold since the date of the December 31 Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by Haas during the period from January 1, 1998 through October 31, 1998 (except for personal property acquired and sold since the date of the December 31 Balance Sheet in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Exhibit A to Part 2.17 of the Disclosure Schedule. All material properties and assets are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the December 31 Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the December 31 Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time, or both, would constitute a default) exists, and (c) liens for current taxes not yet due. To the Knowledge of Stockholders and Haas, without any independent investigation, all buildings, plants and structures utilized by Haas lie wholly within the boundaries of the real property utilized by Haas and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

2.8 Condition and Sufficiency of Assets.

(a) Condition of Property Except as set forth in Part 2.8(a) of the Disclosure Schedule, to the Knowledge of Haas and the Stockholders, the buildings, plants, structures and equipment of or used by Haas are in reasonably good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs for which Haas is responsible, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b) Leased Real Property. With respect to the real property that is leased by Haas (the "Real

Property"):

               (i) Leases. Stockholders have delivered to PRG a true and complete copy of every lease and sublease to which Haas is a tenant or subtenant (each a "Lease" and collectively, the "Leases"); Part 2.8(b)(i) of the Disclosure Schedule describes each Lease by setting forth the name of the tenant, the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Haas with the landlord or sublandlord, if any, the monthly base rental, and whether the transactions contemplated hereby require the consent of the landlord or sublandlord;

               (ii) No Amendment or Default. Each Lease is, and at Closing shall be, in full force and effect, shall constitute a legal and permissible use of the applicable property, and has not been assigned, modified, supplemented or amended except as listed on Part 2.8(b)(ii) of the Disclosure Schedule, and neither Haas nor, to the Knowledge of Haas and Stockholders, the landlord or sublandlord under any Lease is in material default under any of the Leases, and to the Knowledge of Haas and Stockholders no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

               (iii) Utility Services. The water, electric, gas and sewer utility services and the storm drainage facilities currently available to the Real Property are adequate for the use of the Real Property by Haas as of the Closing Date in conducting its business and, to the Knowledge of Haas and Stockholders, there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

               (iv) Access. There are no restrictions on entrance to or exit from the Real Property to adjacent public streets and, to the Knowledge of Stockholders and Haas, no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

               (v) Absence of Notice. Except as set forth in Part 2.8(b)(v) of the

          Disclosure Schedule, Haas has not received notices, oral or written, with respect to matters which would materially adversely affect the use of the Real Property or which would reasonably be anticipated to cost more than $7,000, in the aggregate, to cure breaches, violations or like matters relating to such Real Property.

               (vi) No Violations. Except as set forth in Part 2.8(b)(vi) of the Disclosure Schedule, to the Knowledge of Haas and Stockholders, the Real Property and the present uses thereof comply in all material respects with all regulations and Legal Requirements of all Governmental Bodies having jurisdiction over the Real Property. Haas has received no notices, oral or written, from any Governmental Body, and Haas and Stockholder have no reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any regulations, Legal Requirement or Order of any Governmental Body having jurisdiction over the Real Property.

               (vii) No Encumbrances. Between the date of this Agreement and Closing, neither Haas nor Stockholders will have sold, mortgaged or encumbered their respective interests in the Leases, except upon the prior written consent of PRG.

               (viii) Executory Contracts. Part 2.8(b)(viii) of the Disclosure Schedule contains a description of all executory contracts made by or on behalf of Haas, or by which Haas is bound, with respect to the Real Property ("Executory Contracts"), including, without limitation, operation, management, maintenance, utility, and construction contracts. At Closing, Stockholders shall deliver to PRG a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

2.9 Accounts Receivable. Part 2.9 of the Disclosure Schedule sets forth a list of all accounts receivable of Haas as of September 30, 1998 (the "Accounts Receivable"), which list sets forth the aging of such Accounts Receivable. The Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Haas in the ordinary course of business. Unless paid prior to the Closing Date and except as otherwise provided in part
2.9 of the Disclosure Schedule, the Accounts Receivable are or will be as of the Closing Date collectible net of the reserve for bad debt, if any, established by Haas in accordance with GAAP, consistent with past practices (the "Bad Debt Reserve"). To the Knowledge of Stockholders and Haas, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable.

2.10 Inventory. Except as set forth on Part 2.10 of the Disclosure Schedule, all inventory of Haas, whether or not reflected in the December 31 Balance Sheet, consists of a quality and quantity usable and salable or rentable in the ordinary course of business, except for slow moving, damaged or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the December 31 Balance Sheet. All inventories not written off have been priced in accordance with GAAP applied on a basis consistent with prior periods.

2.11 No Undisclosed Liabilities. Except as set forth in Part 2.11 of the Disclosure Schedule, Haas has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the December 31 Balance Sheet, including footnotes, or the September 1998 Financial Statements, and current and long-term liabilities incurred in the ordinary course of business, consistent with past practice since the date thereof. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

2.12 Taxes.

(a) Haas has filed or caused to be filed on a timely basis (including all extensions) all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. Stockholders have delivered to PRG true and correct copies of, and Part 2.12 of the Disclosure Schedule contains a complete and accurate list of, all state and federal income Tax Returns filed since January 1, 1995. Haas has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Stockholders or Haas, except such Taxes, if any, as are listed in
Part 2.12 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the December 31 Balance Sheet.

(b) Part 2.12 of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns since 1995, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in Part 2.12 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 2.12 of the Disclosure Schedule describes all adjustments to the Tax Returns filed by Haas or any Group of companies including Haas for all taxable years since January 1, 1995, and the resulting deficiencies proposed by the tax authorities. Except as described in
Part 2.12 of the Disclosure Schedule, none of the Stockholders or Haas has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Haas or for which Haas may be liable.

(c) The charges, accruals and reserves with respect to Taxes on the books of Haas are adequate (determined in accordance with GAAP applied on a consistent basis with prior periods) Haas and Stockholders have not received notice of any proposed tax assessment against Haas except as disclosed in the December 31 Balance Sheet or in Part 2.12 of the Disclosure Schedule. All Taxes that Haas is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person on a timely basis.

(d) All Tax Returns filed by Haas are true, correct and complete. There is no tax sharing or similar agreement that will require any payment by Haas after the date of this Agreement. Haas has not filed, and is not required to file, a consolidated tax return with any other Person.

(e) Haas has not filed a consent under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Haas has not made any payments and is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code section 280G. Haas has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). To the Knowledge of Haas and Stockholders, Haas has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662.

2.13 No Material Adverse Change. Except as set forth on Part 2.13 of the Disclosure Schedule, since the date of the December 31 Balance Sheet, there has not been any Material Adverse Change and to the Knowledge of Haas and Stockholders no event has occurred or circumstance exists that could reasonably be anticipated to result in such a Material Adverse Change.

2.14 Employee Benefits.

(a) Part 2.14 of the Disclosure Schedule sets forth a complete list of all pension and other employee benefit, welfare, fringe benefit, stock purchase or option plans, phantom stock arrangements, bonus plans, and compensation plans and arrangements covering directors, employees, former directors or employees, or their respective dependents, of Haas (the "Plans"). Except as set forth on
Part 2.14(a) of the Disclosure Schedule, the Plans have been administered in accordance with and otherwise comply with all Legal Requirements and with their terms, may be amended or terminated by Haas at any time without notice or approval and without any liability other than for benefits previously accrued as of the amendment or termination date, and, if intended to be tax qualified, are and have always been so tax qualified and have received favorable rulings to this effect covering such Plans since their inception.

(b) Except as set forth on Part 2.14(b) of the Disclosure Schedule, all Haas contributions and payments due and owing to or with respect to the Plans have been timely paid or properly accrued and reserved on the December 31 Balance Sheet, and Haas has complied with any minimum funding requirements imposed by Legal Requirement or the terms of any Plan, and no Plan has any accumulated funding deficiency. There exists no pending or, to the Knowledge of Stockholders and Haas, Threatened dispute or claim with respect to any Plan. To the Knowledge of Stockholders and Haas, no Plan is the subject of audit or notice of intended audit by any Governmental Body. No fiduciary breach or prohibited transaction has occurred with respect to any Plan. There are no actual or potential liabilities affecting Haas by virtue of any Plan previously or currently sponsored or maintained by any member of the controlled Group of companies of which Haas is or was a part.

(c) Except as disclosed on Part 2.14(c) of the Disclosure Schedule, there are no multi-employer or multiple employer plans (as defined in the U.S. Internal Revenue Code and/or the U.S. Employee Retirement Income Security Act ("ERISA") and related laws and regulations) which include Haas. No Plan has been terminated and, to the Knowledge of Stockholders and Haas, no reportable event

(as defined in ERISA and related laws and regulations) has occurred with respect to any Plan.

2.15 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 2.15 of the Disclosure Schedule:

         (i) To the Knowledge of Stockholders and Haas, Haas is, and at all times since January 1, 1993 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

         (ii) To the Knowledge of Stockholders and Haas, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Haas of, or a failure on the part of Haas to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Haas to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in either case which would reasonably be anticipated to result in a Material Adverse Change; and

         (iii) Haas has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Haas to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 2.15 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Haas or that otherwise relates to the business of, or to any of the assets owned or used by, Haas. Each Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Schedule is in full force and effect. Except as set forth in
Part 2.15 of the Disclosure Schedule:

(i) to the Knowledge of Stockholders and Haas, Haas is, and at all times since January 1, 1993 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule, except where the failure to comply has not caused, and would not reasonably be anticipated to cause, a Material Adverse Change;

         (ii) to the Knowledge of Stockholders and Haas, no event has occurred or circumstance exists that may (with or without notice or lapse of time)
    (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Schedule, in either case which could reasonably be anticipated to cause a Material Adverse Change;


         (iii) Haas has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

         (iv) except as otherwise set forth on Part 2.15 of the Disclosure Schedule, all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part
    2.15 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) The Governmental Authorizations listed in Part 2.15 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Haas to conduct and operate its business lawfully in the manner it currently conducts and operates such business and to permit Haas to own and use its assets in the manner in which it currently owns and uses such assets.

2.16 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.16 of the Disclosure Schedule, there is no pending Proceeding:

         (i) that has been commenced by or against Haas; or

         (ii) that challenges or, to the Knowledge of Stockholders and Haas, that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

(b) To the Knowledge of Stockholders and Haas, no such Proceeding has been Threatened, and to the Knowledge of Stockholders and Haas no event has occurred or circumstance exists that could reasonably be anticipated to give rise to or serve as a basis for the commencement of any such Proceeding. Stockholders have delivered to PRG copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 2.16 of the Disclosure Schedule.

(c) Except as set forth in Part 2.16 of the Disclosure Schedule:

         (i) there is no Order to which Haas, or any of the assets owned or used by Haas, is subject;

         (ii) Stockholders are not subject to any Order that relates to the business of, or any of the assets owned or used by, Haas; and

         (iii) no officer, director, agent or employee of Haas is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Haas.

(d) Except as set forth in Part 2.16 of the Disclosure Schedule:

         (i) Haas is, and at all times since January 1, 1993 has been, in full compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, and has not received any notice or other communication (oral or written) from any Governmental Body or Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order; and

         (ii) to the Knowledge of Haas and Stockholders, no event has occurred or circumstance exists that could reasonably be anticipated to constitute or result in

    (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Haas, or any of the assets owned or used by Haas, is subject.

2.17 Absence of Certain Changes and Events. Except as set forth in Part 2.17 of the Disclosure Schedule, since December 31, 1997, Haas has conducted its businesses only in the ordinary course of business and there has not been any:

(a) change in Haas' authorized or issued share capital; grant of any option or right to purchase share capital of Haas; issuance of any security convertible into or exchangeable for such share capital; grant of any registration rights; purchase, redemption, retirement or other acquisition by Haas of any shares of any such share capital; or declaration or payment of any dividend or other distribution or payment in respect of share capital;

(b) amendment to the Organizational Documents of Haas or Stockholders;

(c) declaration, setting aside or payment of any dividend or distribution or making or agreeing to make any other distribution or payment in respect of its capital shares or redemption, purchase or other acquisition or agreement to redeem, purchase or acquire any of its capital shares, or the forgiveness of loans to any shareholder, officer, director or employee or otherwise;

(d) except as set forth on Part 2.17(d) of the Disclosure Schedule, increase by Haas in any bonuses, salaries or other compensation to any shareholder, director, officer or employee (except in the ordinary course of business) or entry into any employment, severance or similar Contract with any director, officer or employee;

(e) adoption of, or increase in the payments to or benefits under any Plan, except for increases to annual premiums in the ordinary course of business;

(f) damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate of more than $50,000 or any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

(g) [Intentionally Omitted].

(h) sale (other than sales of inventory or replacement of equipment in the ordinary course of business), lease or other disposition of any asset or property of Haas or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Haas, including the sale, lease or other disposition of any of the Intellectual Property Assets;

(i) amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancellation, modification or waiver of any substantial debts or claims held by it or waiver of any rights of substantial value, whether or not in the ordinary course of business other than with the prior written consent of PRG;

(j) material change in the accounting methods used by Haas;

(k) incurrence of any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharge or satisfaction of any lien or encumbrance, or payment of any liabilities, other than in the ordinary course of business consistent with past practice, or failure to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties other than with the prior written consent of PRG;

(l) creation of, incurrence, assumption or guarantee of any indebtedness for money borrowed, or mortgaging, pledging or subjecting of any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens, other than with the prior written consent of PRG. For purposes of this Section 2.17, "Permitted Liens" shall mean (a) liens for current real or personal property taxes not yet due and payable, (b) liens disclosed in Section 2.17 of the Disclosure Schedule, (c) statutory liens for amounts not yet due and payable, and (d) liens that individually and in the aggregate are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect;

(m) Material Adverse Change, except as otherwise set forth in this Agreement or the Disclosure Schedule;

(n) commitment or agreement for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets. Since December 31, 1997, the aggregate amount of capital expenditures has not exceeded $925,000;

(o) Knowledge of any actual or threatened labor trouble, strike or other labor related occurrence, event or condition of any similar character involving the employees of Haas which has caused or could reasonably be expected to cause a Material Adverse Change in its business, operations, assets, properties or prospects; or

(p) agreement,
whether oral or written, by Haas or Stockholders to do any of the foregoing.
2.18 Contracts; No Defaults.

(a) Part 2.18(a) of the Disclosure Schedule contains a complete and accurate list, and Stockholders have delivered to PRG true and complete copies, of:

         (i) [Intentionally Omitted].

         (ii) [Intentionally Omitted]. (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

         (iv) each mortgage, indenture, credit agreement, letter of credit or other financing agreement;

         (v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

         (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

         (vii) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Haas with any other Person;

         (viii) each Contract containing covenants that in any way purport to restrict the business activity of Haas or limit the freedom of Haas to engage in any line of business or to compete with any Person;

         (ix) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

         (x) each power of attorney that is currently effective and outstanding;

         (xi) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Haas to be responsible for consequential damages;

         (xii) each Contract for capital expenditures in excess of $25,000;

         (xiii) each written warranty, guaranty and other similar undertaking with respect to contractual performance extended by Haas except Haas' standard warranty provided to customers in the ordinary course of business, copies of which are attached as Exhibits to Part 2.18 of the Disclosure Schedule; and

         (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Part 2.18(b) of the Disclosure Schedule, no officer, director, agent, employee, consultant or contractor of Haas is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (i) engage in or continue any conduct, activity or practice relating to the business of Haas or (ii) assign to Haas or to any other Person any rights to any invention, improvement or discovery.

(c) Except as set forth in Part 2.18(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 2.18(a) of the Disclosure Schedule is as to Haas, and to the Knowledge of Haas and the Stockholders as to each other party thereto, in full force and effect and is enforceable in accordance with its terms.

(d) Except as set forth in Part 2.18(d) of the Disclosure Schedule:

         (i) Haas is in compliance in all material respects with all applicable terms and requirements of each Contract under which Haas has or had any obligation or liability or by which Haas or any of the assets owned or used by Haas is or was bound;

         (ii) to the Knowledge of Haas and Stockholders, each other Person that has or had any obligation or liability under any Contract under which Haas has or had any rights is in compliance in all material respects with all applicable terms and requirements of such Contract;

         (iii) to the Knowledge of Haas and Stockholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Haas or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

         (iv) Haas has not given to or received from any other Person, at any time since January 1, 1993, any notice or other communication (whether oral or written) regarding any violation or breach of, or default under, any Contract disclosed in Part 2.18(a) of the Disclosure Schedule which has not been cured as of the date hereof.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Haas under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f) All Contracts relating to the sale, lease, design, manufacture or provision of products or services by Haas have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

2.19 Insurance.

(a) Stockholders have delivered to PRG:

         (i) true and complete copies of all policies of insurance to which Haas is a party or under which Haas, or any director or officer of Haas, is currently covered and/or under which claims could be made as of the date hereof;

         (ii) true and complete copies of all pending applications for policies of insurance; and

         (iii) any existing statement by the outside accountant, if any, who prepares Haas' financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b) Part 2.19(b) of the Disclosure Schedule describes:

         (i) any self-insurance arrangement by or affecting Haas, including any reserves established thereunder;

         (ii) all obligations of Haas to name third parties as additional insureds, (including such obligations under leases and service agreements), and identifies the policy under which such coverage is provided.

(c) Part 2.19(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years:

         (i) a summary of the loss experience under each policy other than policies providing group health, medical coverage and/or dental;

         (ii) a statement describing each claim under the aforementioned insurance policies for an amount in excess of $25,000, which sets forth:

               (A) the name of the claimant;

               (B) a description of the policy by insurer, type of insurance and period of coverage; and

               (C) the amount and a brief description of the claim; and

         (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.


(d) Except as set forth on Part 2.19(d) of the Disclosure Schedule:

         (i) To the Knowledge of Haas and Stockholders, all policies to which Haas is a party or that provide coverage to Stockholders, Haas, or any director or officer of Haas:

               (A) are issued, outstanding and enforceable;

               (B) are issued by an insurer that is rated A VI or better by Best's Rating Service;

               (C) taken together, provide adequate insurance coverage for the assets and operations of Haas for risks normally insured against by a Person carrying on the same business or businesses as Haas;

               (D) are sufficient for compliance with all Legal Requirements and

           Contracts to which Haas is a party or by which it is bound;

               (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and

(F) except for worker's compensation insurance policies maintained by Haas, do not provide for any retroactive premium adjustment or other experienced-based liability on the part of Haas.

         (ii) Neither Stockholders nor Haas have received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         (iii) Haas has paid all premiums when due, and has otherwise performed all of its obligations, under each policy to which Haas is a party or that provides coverage to Haas or any officer or director thereof.

         (iv) Haas has given notice to the insurer of all claims that may be insured thereby.

2.20 Environmental Matters. Except as set forth in Part 2.20 of the Disclosure
Statement:

(a) Haas is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Haas nor any Stockholder has any Knowledge of, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or alleged violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Stockholders or Haas has had an interest, or with respect to any property or Facility at or to which Hazardous Materials, if any, were generated, manufactured, refined, transferred, imported, used or processed by Stockholders, Haas, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Stockholders and Haas, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which Stockholders or Haas has or had an interest.

(c) None of the Stockholders, Haas or any other Person for whose conduct they are or may be held responsible, have received or have Knowledge of, any citation, directive, inquiry, notice, Order, summons, warning or other written communication that relates to Hazardous Activity, Hazardous Materials, or any alleged or actual violation or failure to comply with any Environmental Law, or of any alleged, actual or contingent obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Stockholders or Haas had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Stockholders, Haas, or any other Person for whose conduct they are or may be held responsible, has been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) None of the Stockholders or Haas, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which Stockholders or Haas (or, to the Knowledge of Stockholders and Haas, any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of Stockholders and Haas, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the

Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Haas nor Stockholders nor any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Stockholders and Haas, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which Stockholders or Haas has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

(f) There has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which Stockholders or Haas has or had an interest, or to the Knowledge of Stockholders and Haas any geologically or hydrologically adjoining property, whether by Stockholders, Haas, or any other Person.

(g) Stockholders have delivered to PRG true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by or for Stockholders or Haas pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by Stockholders, Haas, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

2.21 Employees.

(a) Part 2.21 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of Haas, including each employee on leave of absence or layoff status: employer; name; job title; current compensation rates and any change in compensation rates during the period from January 1, 1998 through September 30, 1998; vacation days accrued through September 30, 1998; and service credited for purposes of vesting and eligibility to participate under the Plans.

(b) To the Knowledge of Haas and Stockholders, except as set forth on part 2.21 of the Disclosure Schedule, no employee or director of Haas is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or could reasonably be expected to adversely affect

(i) the performance of his or her duties as a continuing employee of Haas, or (ii) the ability of Haas to conduct its business, including any Proprietary Rights Agreement with Stockholders or Haas by any such employee or director. To the Knowledge of Stockholders and Haas no current officer or other key employee of Haas has given notice that he or she intends to terminate his employment with Haas.

2.22 Labor Relations; Compliance. Stockholders have provided to PRG true and correct copies of any collective bargaining agreements with any union or labor organization representing any of the employees of Haas, in effect at any time during the period from January 1, 1993 to the date hereof. Except as set forth in Part 2.22 of the Disclosure Schedule, since January 1, 1998, there has not been, there is not presently pending or existing, or to the Knowledge of Stockholders and Haas, Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process or (b) any Proceeding against Haas relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or (c) other labor or employment dispute against Haas or its premises. Haas has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. To the Knowledge of Stockholders and Haas, Haas is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

2.23 Intellectual Property.

(a) The term "Intellectual Property Assets" means:

         (i) the name "Haas Multiples Environmental Marketing & Design, Inc.," all fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

         (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

         (iii) all copyrights in both published works and unpublished works

    (collectively, "Copyrights"); and

         (iv) all rights in mask works (collectively, "Rights in Mask Works"); in each case, owned, used or licensed by Haas as licensee or licensor.


(b) Part 2.23(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Haas, of all Contracts relating to the Intellectual Property Assets to which Haas is a party or by which Haas is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,000 under which Haas is the licensee. There are no pending or, to the Knowledge of Stockholders and Haas, Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business.

         (i) Except as set forth on Part 2.23(c) of the Disclosure Schedule, and except for rights licensed by Haas from third parties, to the Knowledge of Haas and Stockholders, Haas is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

         (ii) To the Knowledge of Stockholders and Haas, except as set forth on
    Part 2.23(c) of the Disclosure Schedule, no employee of Haas has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Haas. To the Knowledge of Stockholders and Haas, no employee has any claim respecting any of the Intellectual Property Assets which, if adversely determined, would cause a Material Adverse Change.

(d) Patents, Trademarks, Copyrights.

Haas does not own or hold an interest in (as licensor or licensee) any Patents, Copyrights, Trademarks or Rights in Mask Works.

     2.24 Certain Payments. Since January 1, 1993, neither Haas nor, to the Knowledge of Haas and Stockholders, any other Person associated with or acting for or on behalf of Haas or Stockholders, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Haas or any Related Person of Haas, which in any case was in violation of any Legal Requirement or could reasonably be expected to cause a Material Adverse Change. Since January 1, 1993, neither Haas nor, to the Knowledge of Haas and Stockholders, any Person acting for or on behalf of Haas, has established or maintained any fund or asset that has not been recorded in the books and records of Haas.

2.25 Additional Information. Part 2.25 of the Disclosure Schedule contains complete and accurate lists and summary descriptions of the following:

         (a) all equipment and furniture and fixtures of Haas included in the December 31 Balance Sheet, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its net book value as at such date and, with respect to the leased property as to which Haas is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

         (b) all names under which Haas has conducted any business or which it has otherwise used during the last five years;

         (c) a schedule of used equipment sales by Haas for the year ending December 31, 1997, and for the nine month period ending September 30, 1998; and

         (d) all customer and vendor lists and all historic data in its possession with respect to prior sales to customers and purchases from vendors during the period from January 1, 1997 to September 30, 1998.

2.26 Availability of Documents. Stockholders and Haas have made available to PRG copies of all documents, including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor listed in the Disclosure Schedule hereto or referred to herein. All such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         2.27 Disclosure. To the Knowledge of Stockholders and Haas, the representations and warranties of Stockholders and Haas, and the statements contained in the Disclosure Schedule, are correct and complete in light of the circumstances in which they were made.

2.28 Relationships with Related Persons. Except as set forth in Part 2.28 of the Disclosure Schedule, neither Stockholders nor, to the Knowledge of Haas and Stockholders, any Related Person of Stockholders or of Haas has, or since January 1, 1993 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to Haas's businesses. Except as set forth in Part 2.28 of the Disclosure Schedule, neither Stockholders nor, to the Knowledge of Stockholders and Haas, any Related Person of Stockholders or of Haas owns, or since January 1, 1993 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Haas or (ii) engaged in competition with Haas with respect to any line of the products or services of Haas (a "Competing Business") in any market presently served by Haas except for passive investments in less than five percent (5%) of the outstanding share capital of any Competing Business that is publicly traded on any recognized exchange or in an over-the-counter market. Except as set forth in Part 2.28 of the Disclosure Schedule, neither Stockholders nor any Related Person of Stockholders or of Haas is a party to any Contract with, or has any claim or right against, Haas.

2.29 Brokers or Finders. The fees or expense of lawyers, accountants or other professional advisors to Stockholders and/or Haas in connection with this Agreement or the transactions contemplated hereby will be paid by Stockholders and neither Haas nor PRG will incur any liability therefor.

2.30 Powers of Attorney. Except as set forth on Part 2.30 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Haas.

2.31 Guaranties. Haas is not a guarantor or is not otherwise liable, on a contingent basis or otherwise, for any Liability or obligation (including indebtedness) of any other person, firm or corporation, except for endorsements of checks in the ordinary course of business.

2.32 SEC Filings. Haas has never issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and no security issued by Haas has ever been registered pursuant to the Securities Exchange Act of 1934, as amended. Haas has not purchased or sold any of its securities at any time when the information available to such purchaser or seller relating to Haas, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements made therein not false or misleading.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PRG AND PRG II

PRG and PRG II represent and warrant to Haas and Stockholders as follows:

3.1 Organization and Good Standing. PRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PRG II is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each of PRG and PRG II, enforceable against PRG and PRG II in accordance with its terms except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor's rights generally, and by general equitable principles. PRG and PRG II each has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement except as specifically set forth herein.

(b) Except as set forth in Section 5.1 or in Section 6.3 hereof, neither the execution and delivery of this Agreement by PRG or PRG II nor the consummation or performance of any of the transactions contemplated hereby by PRG or PRG II will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to:

                  (i) any provision of the Organizational Documents of PRG or PRG II;

                  (ii) any resolution adopted by the board of advisors or the members of PRG or the board of directors or shareholders of PRG II;

                  (iii) any Legal Requirement or Order to which PRG or PRG II is or may be subject; or

                  (iv) any Contract to which PRG or PRG II is a party or by which PRG or PRG II is or may be bound.

         (c) Except as set forth in Schedule 3.2, PRG and PRG II are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against PRG or PRG II and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of PRG and PRG II, no such Proceeding has been Threatened.

         3.4 Brokers or Finders. The fees or expenses of lawyers, accountants or other professional advisors to PRG in connection with this Agreement or the transactions contemplated hereby will be paid by PRG and neither Haas nor Stockholders will incur any liability therefor.

3.5 Investment Purpose. This Agreement is made with PRG in reliance upon PRG's representations to Stockholders and Haas, which by PRG's execution of this Agreement PRG hereby confirms with regard to itself only, that the Haas Shares to be acquired by PRG as a result of the Merger will be acquired for investment for PRG's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that PRG has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, PRG further represents that PRG does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the Haas Shares. PRG understands that the Haas Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of PRG's representations as expressed herein.

3.6 Completion of Due Diligence. PRG has completed its due diligence examination of Haas and its business.

                                   ARTICLE IV
            COVENANTS OF STOCKHOLDERS AND HAAS PRIOR TO CLOSING DATE

4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Stockholders will, and will cause Haas and its Representatives to, (a) afford PRG and its Representatives and prospective lenders and their Representatives (collectively, "PRG's Advisors") full access during normal business hours upon reasonable notice to Haas' personnel, properties (including subsurface testing), contracts, books and records, and other documents and data; in this connection PRG shall not disrupt in any material manner the everyday operations of Haas, (b) furnish PRG and PRG's Advisors with copies of all such contracts, books and records, and other existing documents and data as PRG may reasonably request and (c) furnish PRG and PRG's Advisors with such additional financial, operating and other data and information as PRG may reasonably request.

4.2 Operation of the Businesses of Haas. Between the date of this Agreement and the Closing Date, Stockholders will, and will cause Haas to:

(a) maintain Haas at all times as a corporation existing and in good standing under the laws of the jurisdiction under which it is incorporated;

(b) conduct the business of Haas only in the ordinary course of business;

(c) not declare, set aside or pay any dividend or distribution or make or agree to make any other distribution or payment in respect of its capital shares or redeem, purchase or otherwise acquire or agree to redeem, purchase or acquire any of its capital shares, forgive any loans to shareholders, officers, directors, employees or any Related Persons without the prior written consent of PRG;

(d) not pay or agree to pay any compensation, commission or bonus to any director, officer, employee or independent contractor, except for the regular compensation and accrued bonuses set forth in Part 4.2 of the Disclosure Schedule payable to such director, officer, employee or independent contractor at the rate, or pursuant to agreements, in effect on the date of, and disclosed pursuant to, this Agreement;

(e) use their commercially reasonable efforts to preserve intact the current business organization of Haas, and maintain its relations with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Haas;

(f) not enter into any commitments or arrangements with new distributors, sales-agents or licensees or modify in any material respect or terminate existing relationships with distributors, sales agents or licensees, in all cases, without PRG's consent;

(g) confer with PRG concerning operational matters of a material nature relating to any commitment or arrangement with material customers or vendors or the modification or termination of any existing relationship with any material customer or vendor;

(h) not sell or otherwise dispose of or pledge or otherwise encumber, or agree to sell, dispose of, pledge or otherwise encumber, any of the properties or assets of Haas except for sales of inventory in the ordinary course;

(i) not amend the Certificate of Incorporation or By-Laws of Haas except as may be necessary to grant its directors and officers indemnification and exculpation to the extent permitted under the Minnesota Business Corporation Act;

(j) otherwise report periodically to PRG concerning the status of the business, operations and finances of Haas; and

(k) notify PRG of any changes in the terms of the insurance policies and binders referred to on the Disclosure Schedule.

4.3 Required Approvals. As promptly as practicable after the date of this Agreement, Stockholders will, and will cause Haas to, make all filings required by Legal Requirements to be made by Stockholders or Haas in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Stockholders will, and will cause Haas to, (a) cooperate with PRG with respect to all filings that PRG elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with PRG in obtaining all consents identified in Schedule 3.2.

4.4 Notification. Between the date of this Agreement and the Closing Date, Haas and Stockholders will promptly notify PRG in writing if Stockholders or Haas becomes aware of any fact or condition that causes or constitutes an inaccuracy in any of Haas' or Stockholders' representations and warranties as of the date of this Agreement, or if Haas becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute an inaccuracy in any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure

Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Stockholders will promptly deliver to PRG a supplement to the Disclosure Schedule specifying such change, which change shall be included in the Disclosure Schedule unless PRG objects in writing to such inclusion prior to the Closing. If PRG objects to a proposed supplement, the sole remedy of PRG will be termination of this Agreement in accordance with
Section 9.1(c) hereof. During the same period, Haas and Stockholders will promptly notify PRG of the occurrence of any event that could reasonably be anticipated to make the satisfaction of the conditions in Article 6 impossible or unlikely.

4.5 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, neither the Stockholders nor Haas will, and, they will ensure that their Related Persons and their respective officers, employees, agents and representatives will not, directly or indirectly (a) enter into any agreement or arrangement involving the possible acquisition of any shares or material assets of Haas (other than sales of inventory in the ordinary course of business), (b) solicit or encourage offers from, engage in any discussion with, or provide any financial or other Haas information to, any Person relating to any such acquisition, or (c) respond to any inquiries from any Person relating to any such acquisition except to inform such Person that discussions are under way with another party, without naming PRG.

4.6 Cooperation with Respect to Financing. Stockholders and Haas shall cooperate in any reasonable manner with PRG in connection with the obtaining of the approvals described in Section 5.1.



     [Rest of page left intentionally blank]

                                    ARTICLE V
                COVENANTS OF PRG AND PRG II PRIOR TO CLOSING DATE

5.1 Approvals of Third Parties. As promptly as practicable after the date of this Agreement, if not done previously, PRG will seek the consent of the required lenders under PRG's credit agreement with The Bank of New York as agent (the "PRG Credit Agreement"), for the consummation of the transactions contemplated by this Agreement, and such other approvals that may be required by applicable Legal Requirements. PRG has delivered evidence to Stockholders of its lenders' consent to provide financing under the PRG Credit Agreement for the consummation of the transactions contemplated hereby.

5.2 Cooperation with Respect to Personal Guarantees. PRG shall cooperate with Stockholders with respect to obtaining releases or discharges of all guarantees of the Stockholders of indebtedness or liabilities of Haas (the "Stockholders' Guarantees").

5.3 Confidentiality and Non-Disclosure Agreement. PRG shall continue to be bound by the provisions of that certain Confidentiality and Non-Disclosure Agreement by and between PRG and Haas, executed on February 23, 1998 (the "Confidentiality Agreement").

                                   ARTICLE VI
         CONDITIONS PRECEDENT TO PRG'S AND PRG II'S OBLIGATION TO CLOSE

The obligation of PRG and PRG II to consummate the Merger and to take the other actions required to be taken by PRG and PRG II at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PRG, in whole or in part):

6.1 Accuracy of Representations. Each of Stockholders' and Haas' representations and warranties shall be true, correct and accurate in all respects as of the Closing Date as if made on the Closing Date.

6.2 Stockholders' and Haas' Performance.

(a) Each of the covenants and obligations that Stockholders and/or Haas is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with or waived.

(b) Each document required to be delivered pursuant to Section 1.6(a) and
Section 1.6(d) shall
have been delivered.

6.3 Consents. Each of the Consents identified in Part 2.2 of the Disclosure Schedule shall have been obtained and must be in full force and effect.

6.4 No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against PRG, or against any person affiliated with PRG, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

6.5 No Claim Regarding Share Ownership or Sale Proceeds. There shall not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any share of, or any other voting, equity or ownership interest in, Haas, or (b) is entitled to all or any portion of the Purchase Price payable for the Haas Shares.

6.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause PRG or any Person affiliated with PRG to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

6.7 Haas Financial Condition; No Material Adverse Change. PRG shall be satisfied that the financial statements previously delivered to PRG fairly present the business and financial condition of Haas as of the close of business on December 31, 1997 and the results of operations for the periods then ended and there shall have been no Material Adverse Change in the business, assets, operations, prospects or financial condition of Haas since such date.

                                   ARTICLE VII
            CONDITIONS PRECEDENT TO STOCKHOLDERS' OBLIGATION TO CLOSE


         Stockholders' obligations to consummate the Merger and to take the other actions required to be taken by Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Stockholders, in whole or in part):

         7.1 Accuracy of Representation. Each of PRG's and PRG II's representations and warranties in this Agreement must be true, correct and accurate as of the Closing Date as if made on the Closing Date.

         7.2 PRG's and PRG II's Performance.

         (a) Each of the covenants and obligations that PRG and PRG II is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with or waived.

         (b) PRG must have made the Closing Cash Payment required to be made by PRG pursuant to Section 1.4(a) and the payment of the Escrow Amount required by
Section 1.4(b).

         (c) PRG shall have delivered each of the documents or other items required by Section 1.6(b) and Section 1.6(d).

         7.3 Consents. Each of the Consents identified in Part 2.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

         7.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Stockholders, or against any Person affiliated with Stockholders, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

         7.5 Stockholders' Guarantees. PRG shall indemnify and hold Stockholders harmless from and against any liability or obligation arising out of any of the Stockholders' Guarantees that are not released or discharged at or prior to the Closing.

                                  ARTICLE VIII
                       (Section intentionally left blank)
                                   ARTICLE IX
                                   TERMINATION

9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by PRG or Stockholders if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) (i) by PRG if any of the conditions in Article 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PRG to comply with its obligations under this Agreement) and PRG has not waived such condition on or before the Closing Date; or (ii) by Stockholders, if any of the conditions in Article 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Stockholders or Haas to comply with their obligations under this Agreement) and Stockholders has not waived such condition on or before the Closing Date;

(c) by PRG's delivery of a written notice of objection to a supplement to the Disclosure Schedule pursuant to the procedures described in Section 4.4 hereof. In order to terminate this Agreement, such supplement must be material to the representation or warranty so modified;

(d) by mutual consent of PRG and Stockholders; or

(e) by either PRG or Stockholders if the Closing has not occurred (other than as a result of the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1998, or such later date as the parties may agree upon.

         9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated by a party because of the willful breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations hereunder, the terminating party's right to pursue all legal remedies will survive such termination unimpaired, provided, however that a claim for equitable or monetary relief is commenced within three (3) months of the date of termination. Notwithstanding the foregoing, if PRG terminates this Agreement under Section 9.1(c), PRG shall not be entitled to pursue any other remedy, this Agreement shall be come void, there shall be no liability on the part of Haas or the Stockholders to PRG or PRG II and all obligations of Haas or Stockholders shall terminate and be of no further force and effect.

                                   ARTICLE X
                           INDEMNIFICATION; REMEDIES

10.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 1.6(a)(iii) and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the first anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 2.2, 2.3, 2.4 and 2.7 (as to ownership and title to properties) hereof shall survive indefinitely, and the representations and warranties in Sections 2.12 and 2.20 hereof shall survive for the respective statutes of limitations applicable to taxes and environmental matters. Notwithstanding the foregoing, Stockholders shall not have any liability for the inaccuracy of any representation or the breach of any warranty if (i) Stockholders disclosed such inaccuracy or breach to PRG in writing, or PRG had actual knowledge of such inaccuracy or breach, at or prior to the Closing, and
(ii) PRG elected not to terminate this Agreement pursuant to Section 9.1(c) above.

10.2 Indemnification and Payment of Damages by Stockholders. Subject to the limitations set forth in this Article X, Stockholders will severally, but not jointly, in accordance with their respective pro rata ownership interests as set forth on Part 2.1 of the Disclosure Schedule, indemnify and hold harmless PRG, PRG II and Haas (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (specifically excluding incidental and consequential damages of PRG or Haas, but not excluding such damages claimed by third parties), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), on a dollar-for-dollar basis, subject to the Basket and the provisions of
Section 10.4 below, arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Stockholders in this Agreement;

(b) any breach by Stockholders of any covenant or obligation of Stockholders in this Agreement or in any agreement entered into in connection herewith; or

(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Stockholders or Haas (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

Except as provided in Section 10.3 below, the remedies provided in this Section
10.2 will be the sole and exclusive remedies available to PRG or the other Indemnified Persons for any matter covered by this Article X.

10.3 Indemnification and Payment of Damages by Stockholders--Environmental Matters and Taxes. In addition to the provisions of Section 10.2, Stockholders will severally, but not jointly, in accordance with their respective pro rata ownership interests as set forth on Part 2.1 of the Disclosure Schedule, indemnify and hold harmless PRG, Haas and the other Indemnified Persons for, and will pay to PRG, Haas and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the operation or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which Stockholders or Haas has or had an interest; (ii) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; (iii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by Stockholders or Haas or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; or (iv) any Hazardous Activities that were, or were allegedly, conducted by Stockholders or Haas or by any other Person for whose conduct they are or may be held responsible, on or prior to the Closing Date;

(b) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Stockholders or Haas or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of Haas prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Stockholders or Haas or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

(c) Stockholders will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section
10.3. The procedure described in Section 10.7 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

(d) any liability for Taxes imposed on Haas for periods prior to the Closing Date except to the extent (i) shown on the December 31 Balance Sheet or (ii) attributable to income earned or operations in periods commencing after December 31, 1997.

10.4 Limitation of Indemnity; Insurance Proceeds.

(a) PRG shall not seek indemnification for a claim under Section 10.2 unless and until the aggregate amount of all claims of PRG thereunder is at least equal to $140,000 (the "Basket Amount"), and then only for the amount of such claims in excess of the Basket Amount. In addition, the total aggregate liability of Stockholders under Section 10.2 and Section 10.3 shall in no event exceed fifty percent (50%) of the sum of the Closing Cash Payment plus the aggregate portion of the Escrow Amount paid to the Stockholders pursuant to Section 1.5. The amount of Damages sought by PRG in connection with a claim for indemnification shall be reduced by the amount, if any, by which taxes actually paid by PRG or Haas, as the case may be, after giving effect to the payment giving rise to indemnification hereunder, can reasonably be anticipated to be less than the taxes that would have been paid by PRG or Haas if no such payment had been made. The amount of any such reduction shall be adjusted, if necessary, based upon the final determination of the tax liability of PRG or Haas, as the case may be.

(b) PRG shall not seek or be entitled to indemnification for a claim under
Section 10.2 or 10.3 if each of the following conditions is satisfied:

(i) PRG determines, in its reasonable discretion, that such claim will be covered by one or more insurance policies maintained by Haas, and that submission of such claim will not result in the cancellation of such policy or policies; and

(ii) Stockholders agree to indemnify PRG in the event that (x) payment is not made by the insurer(s) under such policy or policies within a reasonable period of time, in accordance with standard insurance industry practice, following submission of such claim, and/or (y) the proceeds of such policy or policies paid by the insurer(s) thereunder on account of such claim are not sufficient to satisfy the full amount of Damages arising out of or resulting from such claim, but such indemnification shall be made only for the uncovered amount.

10.5 Indemnification and Payment of Damages by PRG. PRG will indemnify and hold harmless Stockholders, and will pay to Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by PRG in this Agreement or in any certificate delivered by PRG pursuant to this Agreement, (b) any breach by PRG of any covenant or obligation of PRG in this Agreement or (c) any claim by any Person against Stockholders for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with PRG (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

10.6 Time Limitations. If the Closing occurs, Stockholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.2, 2.3, 2.4, 2.7, 2.12 and 2.20, unless on or before the first anniversary of the Closing Date, PRG notifies Stockholders, in writing, of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by PRG; a claim with respect to Section 2.2, 2.3, 2.4, 2.7, 2.12 or 2.20, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time; provided however, that a claim under
Section 2.12 or 2.20 may only be made within the applicable statute of limitations. If the Closing occurs, PRG will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date, Stockholders notifies PRG of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Stockholders.

10.7 Procedure for Indemnification--Third Party Claims.

(a) Promptly after receipt by an indemnified party of notice of the existence or commencement of any Proceeding or other third party claim against it, such indemnified party will, if a claim is to be made against an indemnifying party, give written notice to the indemnifying party of the existence and commencement of such claim, together with a copy of any documents or pleadings associated therewith, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding or other third party claim is brought against an indemnified party, or if an indemnified party is subject to or the subject of any Proceeding, and it gives notice to the indemnifying party of the existence or commencement of such Proceeding or other third party claim, the indemnifying party shall have ten (10) days after receipt of the indemnified party's notice to assume responsibility for such Proceeding or other third party claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding or other third party claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding or other third party claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) there will be a rebuttable presumption that the claims made in that Proceeding or other third party claim are within the scope of and subject to indemnification, unless a court of competent jurisdiction or such other competent tribunal determines that such claims are not subject to indemnification hereunder; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent, which consent shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, which consent shall not be unreasonably withheld.

(c) Notwithstanding the foregoing, PRG shall have, at its option and at its cost and expense (and without the right to seek indemnification from Stockholders with respect to such cost and expense), the exclusive right to defend the following:

(i) any claim for or Proceeding relating to Taxes;

(ii) any claim or Proceeding in which equitable relief is sought but only with respect to and to the extent of the defense against such equitable relief (it being understood that the defense of any claim for monetary damages, as opposed to equitable relief, shall be controlled by subparagraph (iii) below); and

(iii) any other claim or Proceeding but only if (x) PRG determines in good faith that there is a reasonable probability that such claim or Proceeding may adversely affect it or its affiliates, including Haas, and (y) PRG agrees at the time it elects to assume such defense to pay twenty-five percent (25%) of any damages awarded in, or amount payable in settlement of, such claim or Proceeding.

(d) In the event that PRG assumes defense of a claim as provided in paragraph
(c) above, PRG shall promptly notify Stockholders of the claim, PRG's election to assume the defense of such claim, and the basis for such election. Stockholders shall have the right to participate in, but not control, the defense of such claim or Proceeding, at their sole cost and expense. In addition, Stockholders will not be bound by any compromise or settlement of the Proceeding or other third party claim effected without the consent of Stockholders holding, in the aggregate, a majority of the outstanding shares of Haas Stock on the Closing Date, which consent may not be unreasonably withheld.

10.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

10.9 Payment. Upon the final, nonappealable determination of the liability hereunder, if any party (a "Paying Party") is required to make a payment to another party (the "Receiving Party"), the Paying Party shall make such payment
(i) in accordance with the determination of any Proceeding or the provisions of any agreement, or, (ii) if there are no such determinations or provisions as stated in (i) then within 10 days after such final, nonappealable determination of the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim, the Paying Party shall be subrogated to the rights of the Receiving Party against any Person or entity with respect to the subject matter of such claim.

10.10 Consent to Jurisdiction. Stockholders hereby consent to the non-exclusive jurisdiction of any court of competent jurisdiction located in the State of New York for purposes of any claim for indemnification by PRG or Haas hereunder, and agree that process may be served on Stockholders in accordance with the notice provisions set forth in Section 13.4 of this Agreement with respect to such claim.

                                   ARTICLE XI
                                  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 11:

11.1 "Accounts Receivable" is defined in Section 2.9.

11.2 "Auditor's Certificate" is defined in Section 1.5(b).

11.3 "Bad Debt Reserve" is defined in Section 2.9.

11.4 "Closing" is defined in Section 1.4.

11.5 "Closing Cash Payment" is defined in Section 1.2.

11.6 "Closing Date" means the date and time as of which the Closing actually takes place.

11.7 "Consent" means approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).


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


11.8 "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding and (a) under which Haas has or may acquire any rights, (b) under which Haas has or may become subject to any obligation or liability, or
(c) by which Haas or any of the assets owned or used by it, is or may become bound.

11.9 "Damages" is defined in Section 10.2.

11.10 "December 31 Balance Sheet" is defined in Section 2.7.

11.11 "Disclosure Schedule" means the disclosure schedule delivered by Stockholders to PRG concurrently with the execution and delivery of this Agreement.

11.12 "EBIT" is defined in Section 1.5.

11.13 "Effective Time" is defined in Section 1.1.

11.14 "Encumbrance" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

11.15 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

11.16 "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such action has been required or requested by any

Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

11.17 "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law, in effect as of the Closing, that (i) regulates or relates to the protection or clean-up of the Environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resource; or the health and safety of Persons or property, including protection of the health and safety of employees insofar as such health and safety laws may apply to matters affecting the natural environment; or (ii) imposes liability with respect to any of the foregoing, including the Comprehensive Environmental Response, Civil Liability Act, 42 U.S.C. '9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. '6901 et seq., the Clean Water Act, as amended, 33 U.S.C. '1251 et seq., the Toxic Substances Control Act, 15 U.S.C. '2601 et seq., the Clean Air Act, 42 U.S.C. '7401 et seq., the Safe Drinking Water Act, 42 U.S.C. ' 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. '2701 et seq., and the Occupational Safety and Health Act of 1970, as amended, and other federal, state or local laws of similar effect.

11.18 "Escrow Agent" shall mean Pepe & Hazard, LLP.

11.19 "Executory Contracts" is defined in Section 2.8.

11.20 "Facilities" means any real property, leaseholds or other interests in real property currently or formerly owned or operated by Haas and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by Haas.

11.21 "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the December 31 Balance Sheet and the other financial statements referred to in Section 2.5(b) were prepared.

11.22 "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

11.23 "Governmental Body" means any:


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


(a) nation, state, city, district or other political subdivision or jurisdiction of any nature;

(b) national, local, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental ministry, agency, branch, department, official or entity and any court or other tribunal);

(d) multinational organization or body; or

(e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

11.24 "Haas Stock" is defined in Section 1.4.

11.25 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities into the Environment.

11.26 "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

11.27 "Independent Accountants" is defined in Section 1.5(d).

11.28 "Independent Accountants' Report" is defined in Section 1.5(d).

11.29 "Intellectual Property Assets" is defined in Section 2.23.

11.30 "Knowledge" An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting business in the ordinary course. An entity or any Stockholder will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a shareholder, director, officer, partner or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

11.31 "Legal Requirement" means any national, local, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

11.32 "Management Bonuses" is defined in Section 1.5(b).

11.33 "Material Adverse Change" means with respect to any Person, the occurrence of any event which could reasonably be anticipated to cause a material adverse change to the business, operations, condition (financial or other), liabilities, or results of operations of such Person and its subsidiaries, taken as a whole (but excluding changes generally affecting the industry in which Haas operates or the economy), or on the ability of such Person or any Related Person to consummate the transactions contemplated hereby.

11.34 "Material Interest" means 5% or more of the share capital of or other ownership interest in any Person.

11.35 "Merger" is defined in Section 1.1.

11.36 "Merger Filing" is defined in Section 1.1.

11.37 "Notice of Objection" is defined in Section 1.5(b).

11.38 "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

11.39 "Option Shares" is defined in Section 2.4(a).

11.40 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

11.41 "Organizational Documents" means (a) the memorandum, articles or certificate of incorporation or association and the bylaws and any similar constitutive document of a company; (b) the partnership or other similar agreement of any general or limited partnership or any association or other entity; (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of any Person; (d) any filing or registration with any trade, commercial or other similar registry; (d) any agreement or other document or instrument creating or governing a trust; and (f) any amendment to any of the foregoing.

11.42 "Person" means any individual, company, partnership, limited liability company, trust, Governmental Body or other entity of any nature.

11.43 "Plan" is defined in Section 2.14(a).

11.44 "Proceeding" means any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

11.45 "PRG" is defined in the first paragraph of this Agreement.

11.46 "PRG II" is defined in the first paragraph of this Agreement.

11.47 "PRG EBIT Proposal" is defined in Section 1.5(c).

11.48 "Related Person" means with respect to a Person:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

11.49 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment.

11.50 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

11.51 "Shares" is defined in Section 2.4.

11.52 "Stockholders" is defined in the first paragraph of this Agreement.

11.53 "Subsidiary" means with respect to any Person (the "Owner"), of which securities or other


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


interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

11.54 "Surviving Corporation" is defined in Section 1.1.

11.55 "Taxes" means all taxes, however denominated, including interest, penalties and other additions to tax that may become payable, imposed by any Legal Requirement or any Governmental Body, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, unemployment insurance, social security or other social benefits taxes, sales, use, value added, ad valorem, excise, franchise, gross receipts, business licenses, occupations, real or personal property, stamps, transfers, environment and workers' compensation, which Haas is required to pay, withhold or collect.

11.56 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

11.57 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

11.58 "Threatened" A claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

11.59 "Van Hercke Employment Agreement" is defined in Section 1.8.

11.60 "Van Hercke Option" is defined in Section 2.4(a).

                                  ARTICLE XII
                             POST-CLOSING COVENANTS


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


         12.1 Stockholders' Covenant Not to Compete. Except as specifically provided in Section 12.2 below, each of Stockholders, other than Thomas Van Hercke and Michael Maher, agrees that for a period of five years after the Closing Date (the "Restricted Period"), except on behalf of PRG or Haas, he will not, directly or indirectly:

(a) own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is competitive with the business conducted by Haas on the Closing Date including, without limitation, any business which designs, fabricates and/or installs trade show exhibits and/or retail environments in North America (the "Business"), provided that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be a breach of this covenant not to compete;

(b) take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any Person or other entity engaged in the Business;

                  (c) interfere, or attempt to interfere, with any written or oral agreement between any Person or entity and PRG or Haas;

                  (d) either on his own account or in conjunction with or on behalf of any other Person, solicit, hire or entice away from PRG or Haas any officer or employee who has been employed by either Haas or PRG within six (6) months of such solicitation, hiring or enticement, whether or not such officer or employee would commit a breach of contract by reason of leaving service; or

                  (e) either on his own account or in conjunction with or on behalf of any other Person, solicit or do business with any Person who is or was a customer of PRG or Haas at the time of, or at any time during the eighteen (18) month period prior to, such solicitation or engagement in business, whether or not such customer would commit a breach of contract by reason of leaving or transferring its business.

         12.2 Exceptions to Stockholders' Covenants. The parties specifically agree as follows:

                  (i) the provisions of subparagraphs (a) and (b) of Section
         12.1 shall not apply to Convention Exhibit Services, Inc. ("CES"), or to William R. Dircks ("Dircks") and


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


         Raymond E. Andrews ("Andrews") with respect to the ownership, operation, management or control of CES;

                  (ii) the provisions of subparagraphs (a), (b) and (e) of
         Section 12.1 shall not apply to Mike Davis & Associates, Inc. ("MDA"), or to Dircks and Andrews with respect to the ownership, operation, management or control of MDA; and

                  (iii) nothing contained in subparagraphs (c) or (e) of Section
         12.1 shall prohibit any of the Stockholders or any entity in which any Stockholder has an ownership interest from soliciting business from customers of PRG or Haas if the business solicited is unrelated to and not competitive with the Business or any other business conducted by PRG on the Closing Date, including the business of exhibit design and fabrication, production management, systems design, theatrical rental, scenery, rigging, supply of physical production elements (including lighting, scenery, sound and costumes), promotion, themed attractions, Broadway and touring shows, special events and exhibits and film and television production.

         12.3 PRG and Haas Covenant Not to Compete. Each of PRG and Haas agrees that during the Restricted Period, it will not, directly or indirectly:

         (a) either on its own account or in conjunction with or on behalf of any other Person, solicit or do business with Minnesota Mining and Manufacturing, Inc., also known as "3M", if such business is competitive with the business of CES and/or MDA;

         (b) interfere, or attempt to interfere, with any written or oral agreement between any Person or entity and CES or MDA; or

         (c) either on its own account or in conjunction with or on behalf of any other Person, solicit, hire or entice away from CES or MDA any officer or employee who has been employed by either CES or MDA within six (6) months of any such solicitation, hiring or enticement, whether or not such officer or employee would commit a breach of contract by reason of leaving service.

         12.4 Injunctive Relief. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the parties, in addition to any other relief available under this Agreement


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


or at law, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of Sections 12.1 or 12.3 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. The parties acknowledge that the covenants contained herein are an essential part of the transaction embodied herein. The parties agree that this Article XII will be governed by and construed and interpreted in accordance with the internal laws of the State of Minnesota, without regard to conflicts of laws provisions of any jurisdiction.

12.5 [Intentionally Omitted].

12.6 Payment of Management Bonuses. Haas shall pay, and PRG shall cause Haas to pay, all Management Bonuses in accordance with the terms of the plans or agreements governing such bonuses and/or the past practice of Haas, to the extent not paid prior to the date of this Agreement.

12.7 Guarantee of Accounts Receivable. Stockholders hereby guarantee collection of the Accounts Receivable, less the Bad Debt Reserve (the "Guaranteed Accounts"). For a period of 120 days following the Closing Date (the "Collection Period"), Haas shall seek to collect all Guaranteed Accounts in the ordinary course of business and shall not take any action outside of the ordinary course of business with respect to the Guaranteed Accounts. The Collection Period may be extended by mutual agreement of PRG and the Stockholders, either as to some or all of the Guaranteed Accounts. Payments received by Haas from customers will be applied first against such customer's oldest Guaranteed Account, unless credit of the payment is otherwise directed to a specific account receivable by the customer. Within twenty-one (21) days following the end of each calendar month during the Collection Period, Haas shall deliver to the Stockholders a monthly itemized report on such collection activities for such calendar month. On or prior to the last day of the Collection Period, PRG shall provide to the Stockholders an aged listing of all uncollected Guaranteed Accounts for which PRG seeks payment by the Stockholders. Within five (5) days of the receipt of such list, the Stockholders shall pay PRG an amount equal to the aggregate uncollected balance of


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


the Guaranteed Accounts, and PRG shall cause Haas to tender and assign all of its right and interest in such uncollected Guaranteed Accounts to Stockholders, free and clear of any claims or liens (other than and subject to any and all defenses, counterclaims or rights of set-off that may be asserted by the customer that do not arise from the actions, other than unsuccessful collection actions, of Haas or PRG after the Closing Date), and Stockholders shall have the right to collect such Guaranteed Accounts for their own account; provided, however, that, at its option, PRG may cause Haas to retain its right and interest in any of the uncollected Guaranteed Accounts in lieu of payment therefor by Stockholders, and no payment by Stockholders shall be due or demanded with respect to such retained accounts. As a condition to the payment by the Stockholders for the uncollected Guaranteed Accounts, PRG shall cause Haas to deliver copies of all books and records pertaining to such uncollected Guaranteed Accounts to a representative of Stockholders (and shall make the originals of such books and records reasonably available to Stockholders to support Stockholders collection efforts). PRG shall promptly remit, and shall cause Haas to promptly remit, to Stockholders any amount received by PRG or Haas, as the case may be, on account of any uncollected Guaranteed Accounts for which PRG has received payment hereunder.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. Stockholders will pay all amounts payable to its accountants, attorneys and solicitors in connection this Agreement (other than fees and expenses incurred in connection with the negotiation and execution of that certain letter of intent dated September 15, 1998, by and among PRG, the Stockholders and Haas) and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, the Stockholders shall bear the costs of all transfer and other Taxes incurred in connection with the transfer of the Haas Shares or the transactions entered into in connection herewith or in contemplation hereof.

13.2 Public Announcements. Any public announcement or similar publicity with respect to


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


this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Stockholders, or their authorized representative, and PRG determine.

13.3 Confidentiality.

(a) Between the date of this Agreement and the Closing Date, PRG, Haas and Stockholders will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of PRG and Haas to maintain in confidence, any written, oral or other information obtained in confidence from another party or Haas in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing including, without limitation, any filing with the Securities and Exchange Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iii) the furnishing or use of such information is required by or advisable under any law, regulation or legal process.

(b) If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. 13.4 Notices. All notices, requests, demands, and other communications required or permitted by this Agreement shall be in writing in the English language and (a) delivered by messenger; (b) transmitted by telecopier; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the respective parties set forth below or to such other address as any such party may hereafter specify in writing:

Notices to PRG shall be addressed to:

                     Robert A. Manners, Esq.
                     General Counsel
                     Production Resource Group, L.L.C.
                     539 Temple Hill Road
                     New Windsor, NY 12553
                     facsimile: (914) 569-9537

With a copy to:


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


Kathryn D. Fabiani, Esq.
Pepe & Hazard, LLP
30 Jelliff Lane
Southport, CT 06490
facsimile (203) 259-0251

          Notices to Haas shall be addressed to:

               Thomas J. Van Hercke
               Chief Executive Officer
               Haas Multiples Environmental Marketing
               and Design, Inc.
               7125 Sandburg Road
               Golden Valley, Minnesota 55427
               facsimile (612) 593-0848

          With a copy to:

               Michael J. Grimes, Esq.
               Briggs and Morgan, P.A.
               2400 IDS Center
               Minneapolis, MN 55402
               facsimile (612)334-8650

          Notices to Stockholders shall be addressed to:

               Raymond E. Andrews
               168 East 6th Street
               #4502
               St. Paul, MN 55101

               Donald R. Bendickson
               4296 N. Rice Street
               St. Paul, MN 55126

               James D. Bucher
               2232 Payne Avenue
               Maplewood, MN 55117

               William R. Dircks
               110 Bank Street SE
               #2602
               Minneapolis, MN 55414


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


               Michael A. Maher
               515 189th Ave. NE
               Cedar, MN 55011
               Thomas J. Van Hercke
               3115 Lake Shore Blvd.
               Wayzata, MN 55391

         Notices shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) one business day after it has been delivered to a reputable international courier service; or
(iii) on the day sent by telecopy if the transmission is confirmed by the sender's telecopier, and a hard copy is sent thereafter by U.S. mail.

         13.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         13.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative except to the extent otherwise specifically provided in this Agreement. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         13.7 Entire Agreement and Modification. This Agreement, when executed and delivered, supersedes all prior agreements between the parties with respect to its subject matter


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


(including the letter of intent between PRG and Stockholders dated September 15, 1998 but excluding the Confidentiality Agreement dated February 23, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         13.8 Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that PRG may assign any of its rights under this Agreement to any affiliate of PRG, provided that such assignment will not relieve PRG of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         13.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         13.11 GOVERNING LAW. EXCEPT FOR SECTION 12.1, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE,


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


WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The parties may exchange signature pages by facsimile, provided that the original pages are forwarded by overnight delivery on the date of execution.




[Signature page follows]



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


         IN WITNESS WHEREOF, the parties have executed and delivered this Merger Agreement as of the date first written above.

PRODUCTION RESOURCE GROUP, L.L.C.              STOCKHOLDERS:


By: /s/ Jeremiah J. Harris                     /s/ Raymond E. Andrews
   ----------------------------------          -------------------------------
       Name:  Jeremiah J. Harris               Raymond E. Andrews
       Title: Chairman & CEO
                                               /s/ Donald R. Bendickson
                                               -------------------------------
PRG ACQUISITION II CORP.                       Donald R. Bendickson

                                               /s/ James D. Bucher
                                               -------------------------------
By: /s/ Jeremiah J. Harris                     James D. Bucher
   ----------------------------------
       Name:  Jeremiah J. Harris
       Title: President                        /s/ William R. Dircks
                                               ------------------------------
                                               William R. Dircks
HAAS MULTIPLES ENVIRONMENTAL
MARKETING & DESIGN, INC.                       /s/ Michael A. Maher
                                               ------------------------------
                                               Michael A. Maher


By: /s/ Thomas J. Van Hercke                   /s/ Thomas J. Van Hercke
   ----------------------------------          ------------------------------
       Name: Thomas J. Van Hercke              Thomas J. Van Hercke
       Title:   Chief Executive Officer


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